James M. Halley Q.C., 2	Derek J. Mullan, Q.C.	R. Stuart Wells
M. Douglas Howard	W.W. Lyall D. Knott, Q.C.	William A. Ruskin, 1
Patrick A. Williams	Alexander Petrenko	Bernard Pinsky, 5
Roy A. Nieuwenburg	William C. Helgason	William D. Holder
Nigel P. Kent, 1	Douglas W. Lahay	David W. Kington
Diane M. Bell	Anne L.B. Kober	R. Brock Johnston
Neil P. Melliship	Kenneth K.C. Ing, 14, 15	Darren T. Donnelly
Mark S. Weintraub	Kevin J. MacDonald	Don C. Sihota
R. Barry Fraser	James A. Speakman	Ethan P. Minsky, 7, 8, 10
Brock H. Smith	Nicole M. Byres	Peter Kenward
D. Lawrence Munn, 9	John C. Fiddick	R. Glen Boswall
Virgil Z. Hlus, 5	Stewart L. Muglich, 9	Samantha Ip
Jonathan L.S. Hodes, 1, 6	Mark J. Longo, 3	Aaron B. Singer
L.K. Larry Yen, 11	Amy A. Mortimore	Jane Glanville
Brent C. Clark	Conrad Y. Nest, 11	Richard T. Weiland
Allyson L. Baker, 3	Warren G. Brazier, 5	Veronica P. Franco
Krista Prockiw	Jeffrey F. Vicq, 4	C. Michelle Tribe
James T. Bryce	Jonathan C. Lotz, 9	Cam McTavish
Valerie S. Dixon	Satinder K. Sidhu	Steven M. Donley, 13
Tasha L. Coulter	Kari Richardson	Vikram Dhir, 1
Adam M. Dlin	Rina J. Jaswal	Sarah W. Jones
Anna D. Sekunova	Jun Ho Song, 5, 9, 12	Michal Jaworski
Parveen B. Esmail	Shauna K.H. Towriss	Kyle M. Wilson
Jennifer R. Loeb	Heather M. Hettiarachchi	Eric T. Pau
Pratibha Sharma	Angela M. Blake	Seva Batkin
David A. Hunter	Matthew R. Ely

April 27, 2010 BY EMAIL Arkanova Energy Corporation 2441 High Timbers Dr., Suite 120 The Woodlands, Texas 77380 U.S.A.	Associate Counsel: Michael J. Roman

Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

	Canada 1 Alberta 2 Manitoba 3 Ontario 4 Saskatchewan	United States 5 California 6 Colorado 7 District of Columbia 8 Florida 9 New York 10 Virginia 11 Washington 12 Nevada	International 13 Australia 14 Hong Kong 15 United Kingdom

Attention:	Pierre Mulacek, President and Chief Executive Officer

Dear Sirs:

	Re:	Arkanova Energy Corporation – Registration Statement on Form S-8

     We have acted as special counsel to Arkanova Energy Corporation (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 5,000,000 shares (the “Registered Shares”) of the Company’s common stock issued or issuable pursuant to the Company’s 2008 Amended Stock Option Plan (the “Stock Option Plan”), consisting of 600,000 shares that are currently outstanding and 4,400,000 shares issuable pursuant to the Stock Option Plan.

In connection with this opinion, we have reviewed:

(a)	the Articles of Incorporation of the Company;

(b)	the Bylaws of the Company;

(c)	resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement;

(e)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
Some lawyers at Clark Wilson LLP practice through law corporations.

(f)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinion expressed herein.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied solely upon a certificate of an officer of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that those of the Registered Shares:

  that are currently outstanding have been duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company; and

  that may be issued upon exercise of the stock options granted or to be granted pursuant to the Stock Option Plan, once issued in accordance with the terms of the Stock Option Plan and any stock option agreement entered into pursuant to the Stock Option Plan, including payment of the exercise price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission